EXHIBIT 99.1
December 5, 2005
Mr. Nicholas L. Teti
Chairman, President and Chief Executive Officer
Inamed Corporation
5540 Ekwill Street
Santa Barbara, CA 93111
Dear Mr. Teti:
     We are pleased to provide you with the attached Agreement and Plan of Merger (the “Merger Agreement”) among Allergan, Inc. (“Allergan”), Banner Acquisition, Inc. (“Merger Sub”) and Inamed Corporation (“Inamed”) executed by Allergan and Merger Sub. The execution and delivery of the Merger Agreement by Allergan and Merger Sub in conjunction with this letter constitutes a binding irrevocable offer (subject only to the terms and conditions set forth herein) by Allergan and Merger Sub to Inamed to enter into the Merger Agreement, and to conduct an exchange offer by Merger Sub for all of the shares of Inamed common stock on the terms and conditions set forth in the Merger Agreement (the “Offer”) and promptly thereafter to consummate the second step merger contemplated thereby (the “Merger”). Inamed can accept this irrevocable offer at any time, after receipt of notice from Allergan that the conditions to this irrevocable offer set forth below have been met, by executing the Merger Agreement and returning the executed copy to me prior to the expiration thereof as set forth in this letter.
     This irrevocable offer is subject solely to the following conditions:
     (1) Allergan shall be satisfied with the results of its limited due diligence investigation of Juvéderm®, which will be conducted solely to confirm that there are no material undisclosed adverse facts or developments, including, but not limited to, material facts regarding the development and regulatory approval process and timeline for Juvéderm® in the United States, and
     (2) Allergan shall be reasonably satisfied that there are no material facts or circumstances contained in Inamed schedules to the Merger Agreement that have not been disclosed to Allergan prior to the date hereof.
     If, in Allergan’s reasonable judgment, the foregoing conditions are not met, this irrevocable offer may not be accepted by Inamed, and shall automatically expire and be of no further force or effect. After expiration of this irrevocable offer, Allergan and Merger Sub shall have no further liability or obligation to Inamed, notwithstanding the execution and delivery of the Merger Agreement or this letter.
     In addition, unless previously accepted by Inamed, in a manner that does not constitute a breach of the Medicis merger agreement, this irrevocable offer shall automatically expire and be of no further force and effect on the earliest to occur of the following events:

     (1) At 5:00 p.m. Pacific Standard Time on December 6, 2005, unless at or prior to such time Inamed:
•	has determined that the Offer constitutes a Company Superior Proposal within the meaning of the Medicis merger agreement;

•	has determined in good faith, after consultation with outside legal counsel, that failure to (i) withdraw the recommendation of the Medicis merger agreement, and (ii) approve and recommend the Offer, would reasonably be likely to constitute a violation of its fiduciary duties under applicable law; and

•	has delivered written notice of such determinations to Medicis.
If Inamed timely takes these actions, then within five business days after delivery of the written notice to Medicis referenced in the third bullet above, Allergan and Merger Sub, as applicable, shall amend the registration statement on Form S-4 and the Schedule TO relating to Merger Sub’s exchange offer for of the outstanding shares of Inamed common stock commenced on November 21, 2005, to disclose the terms of this irrevocable offer and to state that the terms and conditions of such exchange offer will be amended to conform to the terms and conditions of the Offer upon acceptance of this irrevocable offer by Inamed in accordance with the terms and conditions set forth herein and Inamed’s execution and delivery of the Merger Agreement.
     (2) At 5:00 p.m. Pacific Standard Time on December 13, 2005, unless on or prior to such time, Inamed has:
•	publicly withdrawn its recommendation of the Medicis merger agreement,

•	approved and publicly recommended the Offer; and

•	amended its Solicitation/Recommendation Statement on Schedule 14D-9 with respect to Merger Sub’s exchange offer for all of the outstanding shares of Inamed common stock commenced on November 21, 2005 (the “14D-9”) to reflect the foregoing.
     (3) 48 hours following termination of the Medicis merger agreement if:
•	Inamed has failed to provide, prior to such time, (A) all information requested by Allergan to enable Allergan to complete its limited due diligence investigation concerning Juvéderm® described above, and (B) Inamed’s definitive disclosure schedules to the Merger Agreement, or

•	the Inamed board of directors has failed, prior to such time, to (A) approve the Merger Agreement and authorize the officers of Inamed to execute the Merger Agreement upon receipt of notice from Allergan that Allergan is satisfied that the conditions set forth above have been met, (B) approve the Offer and the Merger such that

Section 203 of the Delaware General Corporation Law shall not apply to such transactions and approve the amendment of the Inamed stockholder rights agreement to provide that the stockholder rights agreement shall not apply to the Offer and the Merger, and (C) provided copies of such authorizations to Allergan (which authorizations shall be satisfactory to Allergan in its reasonable judgment).
     (4) 24 hours following delivery by Allergan of written notice to Inamed that Allergan is satisfied with its limited due diligence investigation of Juvéderm® and Inamed’s definitive disclosure schedules to the Merger Agreement, each as described above, unless Inamed has executed and delivered to Allergan the Merger Agreement.
     (5) At 5:00 p.m. Pacific Standard Time on December 31, 2005.
     We believe we have addressed all of the concerns we understood the Board of Directors of Inamed had with the terms of the exchange offer commenced by Merger Sub on November 21, 2005.
     We look forward to hearing from you with regard to your determination.

Very truly yours, Douglas S. Ingram Executive Vice President, General Counsel and Secretary